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                                                                   Exhibit 99.1


[ITS LOGO]
        WORLDWIDE STAFFING
        SERVICES

P.O. BOX 318029
Cleveland, Ohio  44131-8029
(216) 642-4522



              ITS COMPLETES SALE OF AVIATION NON-PREBOARD BUSINESS


     CLEVELAND, April 2, 2001 - International Total Services, Inc. (OTC:ITSW) announced the closing of the sale of its aviation non-preboard business to SMS Holdings Corp. of Nashville, TN for $1.5 million cash pursuant to order of the U.S. Bankruptcy Court of Eastern District of New York.

     ITS and its domestic subsidiaries filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York on September 13, 2001. The company continues business operations without interruption under court protection.

     International Total Services Inc., is a leading provider of airport services personnel and staffing and training services and commercial security services for a wide variety of industries. ITS services include, among other things, airport passenger checkpoint screening pursuant to contract with the Federal Aviation Administration. The company has more than 8,000 employees at operation throughout the United States, and in the United Kingdom.

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Forward-looking statements in this release including, without limitation, statements relating to the company's plans, strategies, objectives, operations, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the company's ability to consummate favorable transactions; availability of post-petition financing, negative market and credit impact of chapter 11 filing, court approval of the company's motions and other court-related factors, unanticipated losses of contracts and key personnel, changing industry standards and government regulations, economic and labor conditions in the aviation industry and commercial security industry, and negative publicity regarding the airline security and services and commercial staffing services industries. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.